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                                                                                              EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (dollars in millions)


                                                                              For the Three Months Ended
                                                                             ----------------------------
                                                                             March 29,          March 30,
                                                                                 2002               2001
                                                                             --------           --------

           Pre-tax earnings                                                   $ 1,012            $ 1,351

           Add:  Fixed charges (excluding capitalized
                     interest and preferred security dividend
                     requirements of subsidiaries)                              2,524              5,577
                                                                              -------            -------
           Pre-tax earnings before fixed charges                                3,536              6,928
                                                                              =======            =======

           Fixed charges:
              Interest                                                          2,469              5,512
              Other  (a)                                                          104                117
                                                                              -------            -------

              Total fixed charges                                               2,573              5,629
                                                                              =======            =======

           Preferred stock dividends                                               14                 14
                                                                              -------            -------
           Total combined fixed charges and preferred stock dividends         $ 2,587            $ 5,643
                                                                              =======            =======

           RATIO OF EARNINGS TO FIXED CHARGES                                    1.37               1.23

           RATIO OF EARNINGS TO COMBINED FIXED CHARGES
             AND PREFERRED STOCK DIVIDENDS                                       1.37               1.23



           (a) Other fixed charges consists of the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and amortization of capitalized interest.



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